CCC INFORMATION SERVICES GROUP INC. EXTENDS EXPIRATION DATE IN THE REPURCHASE OF
          $210 MILLION OF ITS COMMON STOCK THROUGH A SELF-TENDER OFFER


CHICAGO, August 20, 2004 - CCC INFORMATION SERVICES GROUP INC. (NASDAQ: CCCG) reported that its self-tender offer to repurchase up to $210 million of its common stock at a price of $18.75 per share, which commenced on July 27, 2004 and was previously announced to expire on August 24, 2004, will instead expire at 5:00 p.m., New York City time on August 27, 2004, unless further extended by the company. The reason for the extension is because CCC filed today its new credit agreement, a portion of the proceeds of which will be used to fund the purchase of shares in the tender offer and pay associated fees and expenses, and SEC rules require that the offer be held open for five business days after filing of such financing arrangements.

As of August 19, 2004, 12,630,198 shares had been tendered into the offer. The offer to purchase and related documents have been mailed to stockholders of record and are available for distribution to beneficial owners of CCC's shares. For questions or information, please call Georgeson Shareholder Communications, Inc., the information agent for the self-tender offer, toll free at (800) 255-4719.

This press release is intended for information purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of any class of CCC's common stock. The solicitation of offers to buy shares of CCC common stock is only made pursuant to the offer to purchase and related materials that CCC has sent to its stockholders. Stockholders should read those materials carefully because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders can obtain the offer to purchase and related materials for free at the SEC's website at WWW.SEC.GOV or from our information agent, Georgeson Shareholder Communications, Inc., by calling (800) 255-4719.

ONCE  THE  TENDER  OFFER  IS  COMPLETE,  THE  COMPANY  WILL UPDATE ITS FINANCIAL
GUIDANCE  TO  REFLECT  THE  EFFECTS  OF  THE  TRANSACTION.